Exhibit 21.1

Subsidiaries of Penn Virginia Corporation

Name	Jurisdiction of Organization
Penn Virginia Holdings, LLC	Delaware
PV Energy Holdings GP, LLC	Delaware
PV Energy Holdings, L.P.	Delaware
Penn Virginia Oil & Gas, LLC	Virginia
Penn Virginia Oil & Gas, L.P.	Texas
Penn Virginia Oil & Gas GP LLC	Delaware
Penn Virginia Oil & Gas LP LLC	Delaware
Penn Virginia MC, LLC	Delaware
Penn Virginia MC Energy L.L.C.	Delaware
Penn Virginia MC Operating Company L.L.C	Delaware
Penn Virginia MC Gathering Company L.L.C.	Oklahoma
Penn Virginia Resource Holdings, LLC	Delaware